Exhibit 10.3

FIRST AMENDMENT TO SPONSORED RESEARCH AGREEMENT

This FIRST AMENDMENT TO SPONSORED RESEARCH AGREEMENT (the “Amendment”) is entered into effective as of May 28, 2009 (“Amendment Date”), by and between AVI BioPharma, Inc., an Oregon corporation having offices at 4575 SW Research Way, Suite 200, Corvallis, OR 97333 (the “Company”), and Charley's Fund, Inc., a 501(c)(3) tax-exempt public non-profit organization with a mailing address of P.O. Box 297, South Egremont, MA 01258 (the “Sponsor”) (each a “Party” and together the “Parties”), and amends that certain SPONSORED RESEARCH AGREEMENT, effective as of October 12, 2007, by and between the Parties (the “Agreement”), as follows.

RECITALS

WHEREAS, the Parties acknowledge that additional funding is necessary to complete the Research Project (as that term is defined in the Agreement), and therefore desire to amend the Agreement to increase the amount of the Project Funds (as that term is defined in the Agreement) to be provided to the Company by the Sponsor;

WHEREAS, the Parties desire to revise certain terms under the Agreement as they relate to payments to be made by the Company to the Sponsor, and

WHEREAS, the Parties desire to revise and update the description of the Research Project and the milestones contemplated therein,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Section 1.11 is amended and restated in its entirety as follows:

''Net Sales” means the gross amount invoiced for sales of Research Products by (i) for purposes of Section 9 hereof, Sponsor, its Affiliates, and sublicensees or (ii) for purposes of Section 4.3.1 hereof, Company, its Affiliates and licensees, in any case to an independent third party in an arms-length transaction, less:

(a)Trade, quantity and cash discounts allowed;

(b)Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)Credits for actual Research Product returns; and

(d)Any tax imposed on the production, sale, delivery or use of the Research Product, including, without limitation, sales, use, excise, or value added taxes.

2.Section 4.1 is amended and restated in its entirety as follows:

Subject to the terms and conditions of this Agreement including the repayment rights provided for in Section 4.3, the Sponsor shall pay the Company a total amount of Five Million Dollars ($5,000,000.00) which amount is inclusive of all direct costs of Research Project activities (the “Project Funds”) as follows:

(a)The parties acknowledge and agree that Two Million Dollars ($2,000,000.00) of the Project Funds have been paid to the Company as of May 26, 2009 of which approximately One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) have been spent and earned by the Company hereunder. The parties further acknowledge and agree that, as of such date, the Company has completed each of Aim 1, Aim 2, Aim 3 and Aim 5 as set forth in the Study Protocol. The remaining Six Hundred Fifty Thousand Dollars ($650,000.00) of unspent, but received Project Funds shall be allocated as follows: (a) approximately Three Hundred Thousand Dollars ($300,000.00) shall be spent connection with the NHP multi dose confirmation study (as further described in the Study Protocol), and (b) approximately Three Hundred Fifty Thousand

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Dollars ($350,000.00) shall be spent in connection with cGMP manufacture of drug product, AVI-5038 (as further described in the Study Protocol), and, in both cases, such funds shall be recognized as earned upon the initiation of these studies.

(b)The Sponsor shall pay the remaining Three Million Dollars ($3,000,000.00) of the Project Funds to the Company in accordance with the following schedule of events (each, as further described in the Study Protocol):

(i) One Hundred Thousand Dollars ($100,000.00) upon initiation of GLO genotoxicity study;

(ii)Six Hundred Fifty Thousand Dollars ($650,000.00) upon initiation of the OLP toxicology study in mdx mice;

(iii)One Million Six Hundred Twenty-five Thousand Dollars ($1,625,000.00) upon initiation of the GLP NHP toxicology study;

(iv)Three Hundred Thousand Dollars ($300,000.00) upon initiation of the GLP safety pharmacology study; and

(v)Three Hundred Twenty-five Thousand Dollars ($325,000.00) upon submission of an IND.

Besides the direct costs for the above studies, allowable costs include the costs for the stability testing, and fill/finish of drug product, which are taken into account in the above figures.

The Sponsor shall not be obligated to make any payments to the Company in addition to those set forth in this Section 4.1 unless the parties otherwise mutually agree in writing.

3.Section 4.3.1 is amended and restated in its entirety as follows:

A total royalty of 5% of Net Sales shall be paid to the Sponsor by the Company, less any portion of the Project Funds already repaid to the Sponsor by the Company. In no event shall royalties payable to the Sponsor exceed the total amount of Project Funds actually provided by the Sponsor to the Company. Such royalty shall be payable on a calendar quarter basis, within 45 days after the end of each quarter.

4.Section 4.3.2 is deleted.

5.Section 4.3.3 is deleted.

6.Section 4.3.5 is amended and restated in its entirety as follows:

Without limiting the foregoing, in the event that the full amount of the Project Funds have not been repaid to the Sponsor at first commercial sale into a Major Market of the Research Product via the payment mechanisms of Section 4.3.4, the Company shall make payments to the Sponsor as provided for in Section 4.3.1.

7.Each of Appendix A and Appendix B is amended and restated in its entirety as set forth on Schedule I and Schedule II, respectively, attached to the Amendment.

8.The Parties acknowledge and agree that Dr. Steven Shrewsbury, CMO, is currently serving as the Principal Investigator.

9.All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. This Amendment is hereby incorporated into the Agreement. Except as specifically modified herein, the Agreement remains in full force and effect without further modification.

IN WITNESS WHEREOF, the Parties hereto have entered into this Amendment as of the date first written above.

AVI BIOPHARMA, INC.		CHARLEY’S FUND, INC.

By:	/s/ Leslie Hudson	By:	/s/ Benjamin D. Seckler
Name:	Leslie Hudson	Name:	Benjamin D. Seckler
Title:	CEO President	Title:	President

SCHEDULE I

Study Protocol

In addition to being subject to change as may be agreed upon by the parties, the Study Protocol described below may be modified by AVI as is scientifically appropriate and otherwise reasonable based on results obtained or additional information that becomes available during its execution.

GLP Toxicology Plan

12-month toxicology study in mdx mice

o	mdx mice do not express dystrophin, eliminating “on-target” issues
o	mdx mice have pathology, but vehicle arm should be sufficient control
• Increased CK, muscle pathology etc.	o Regimen: To achieve adequate total exposure
o	Dose range: 1.5 log range (top dose ~48 mg/kg)
o	3-Month take out to enable IND

12-month toxicology study in healthy cynomolgus monkey

•	Regimen: To achieve adequate total exposure
•	Dose range: 1 log range (top dose ~20 mg/kg)
•	3-Month take out to enable IND

Genotoxicity

o	Ames Assay
o	Chromosomal Aberration Assay
o	Mouse Micronucleus Test

Safety Pharmacology

o	Cynomolgus monkey and mouse
o	3 i.v. doses - Low, medium, high

Prepare and File IND

Based on preclinical safety and efficacy results, an IND will be prepared to support initial human clinical testing of the exon 50 drug candidate. It is anticipated that this will occur in or about May, 2010.

SCHEDULE II

Because the parties acknowledge that sufficient financial detail is provided directly in the text of the First Amendment to the Agreement, this schedule has been intentionally left blank.